Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President - Finance
Dover, Delaware, April 25, 2013	(302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE QUARTER ENDED MARCH 31, 2013

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the quarter ended March 31, 2013.

The Company historically reports a loss in the first quarter due to the seasonality of our motorsports business. No major events were promoted during the first quarter of 2013 or 2012; therefore, our revenues were minimal.

Operating and marketing expenses of $1,054,000 in the first quarter of 2013 decreased slightly from $1,100,000 in the first quarter of 2012.

General and administrative expenses of $1,911,000 in the first quarter of 2013 were down slightly from $1,970,000 in the first quarter of 2012.

Depreciation expense remained consistent at $825,000 in the first quarter of 2013 compared to $837,000 in the first quarter of 2012.

Net interest expense was $275,000 in the first quarter of 2013 compared to $401,000 in the first quarter of 2012. The decrease is primarily due to lower average outstanding borrowings in the first quarter of 2013 compared to the first quarter of 2012.

The effective income tax rate was a benefit of 39.8% for the first quarter of 2013 compared to a benefit of 36.7% for the first quarter of 2012.

Net loss for the first quarter of 2013 was $2,279,000 or $.06 per diluted share compared with a loss of $2,623,000 or $.07 per diluted share in the first quarter of 2012.

At March 31, 2013, the Company’s total indebtedness was $21,200,000 compared with $30,120,000 at March 31, 2012.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues:
Event-related	$109	$119
Other	7	7

	116	126

Expenses:
Operating and marketing	1,054	1,100
General and administrative	1,911	1,970
Depreciation	825	837

	3,790	3,907

Operating loss	(3,674)	(3,781)

Interest expense, net	(275)	(401)
Provision for contingent obligation	22	40
Other income	139	—

Loss before income taxes	(3,788)	(4,142)

Income tax benefit	1,509	1,519

Net loss	$(2,279)	$(2,623)

Net loss per common share:
Basic	$(0.06)	$(0.07)

Diluted	$(0.06)	$(0.07)

Weighted average shares outstanding:
Basic	36,397	36,297
Diluted	36,397	36,297

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31, 2013	March 31, 2012	December 31, 2012

ASSETS
Current assets:
Cash	$42	$12	$15
Accounts receivable	1,736	3,269	224
Inventories	125	115	124
Prepaid expenses and other	1,578	1,441	1,222
Prepaid income taxes	318	331	—
Deferred income taxes	78	74	78

Total current assets	3,877	5,242	1,663

Property and equipment, net	92,123	95,633	92,896
Other assets	719	772	738
Deferred income taxes	459	454	490

Total assets	$97,178	$102,101	$95,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$281	195	$145
Accrued liabilities	1,886	1,766	2,903
Payable to Dover Downs Gaming & Entertainment, Inc.	—	1	—
Income taxes payable	—	—	132
Deferred revenue	6,945	9,161	2,719

Total current liabilities	9,112	11,123	5,899

Revolving line of credit	21,200	30,120	19,700
Liability for pension benefits	2,997	2,652	3,065
Other liabilities	1,912	2,215	1,934
Deferred income taxes	16,075	13,566	17,096

Total liabilities	51,296	59,676	47,694

Stockholders’ equity:
Common stock	1,848	1,838	1,836
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	102,191	101,942	102,166
Accumulated deficit	(57,535)	(60,975)	(55,256)
Accumulated other comprehensive loss	(2,473)	(2,231)	(2,504)

Total stockholders’ equity	45,882	42,425	48,093

Total liabilities and stockholders’ equity	$97,178	$102,101	$95,787

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2013	2012

Operating activities:
Net loss	$(2,279)	$(2,623)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	825	837
Amortization of credit facility fees	57	55
Stock-based compensation	98	91
Deferred income taxes	(1,196)	(1,189)
Provision for contingent obligation	(22)	(40)
Gain on sale of property and equipment	(138)	—
Changes in assets and liabilities:
Accounts receivable	(1,512)	(2,580)
Inventories	(1)	—
Prepaid expenses and other	(365)	(191)
Prepaid income taxes/income taxes payable	(266)	(475)
Accounts payable	136	79
Accrued liabilities	(1,017)	(818)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	—	12
Deferred revenue	4,226	6,032
Other liabilities	(44)	(36)

Net cash used in operating activities	(1,498)	(846)

Investing activities:
Capital expenditures	(52)	(90)
Proceeds from the sale of property and equipment	138	—

Net cash provided by (used in) investing activities	86	(90)

Financing activities:
Borrowings from revolving line of credit	2,840	2,260
Repayments on revolving line of credit	(1,340)	(1,300)
Repurchase of common stock	(61)	(27)

Net cash provided by financing activities	1,439	933

Net increase (decrease) in cash	27	(3)
Cash, beginning of period	15	15

Cash, end of period	$42	$12